Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the inclusion in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-123382) and related Prospectus of TAC Acquisition Corp. dated May 17, 2005 of our report dated March 15, 2005 (with respect to note F as to which the date is April 29, 2005) on our audit of the March 14, 2005 financial statements.

/s/ Eisner LLP

New York, New York

May 16, 2005